Exhibit 15

Acknowledgment of Ernst & Young LLP

The Board of Directors and Stockholders
American Eagle Outfitters, Inc.

We are aware of the incorporation by reference in the Registration Statements (Forms S-8) pertaining to the American Eagle Outfitters, Inc. 1999 Stock Incentive Plan (Registration No. 333-34748), the American Eagle Outfitters, Inc. Employee Stock Purchase Plan (Registration No. 333-3278), the American Eagle Outfitters, Inc. 1994 Restricted Stock Plan (Registration No. 33-79350), the American Eagle Outfitters, Inc. 1994 Stock Option Plan (Registration Nos. 333-44759, 33-79358, and 333-12661), and the American Eagle Outfitters, Inc. Stock Fund of American Eagle Outfitters, Inc. Profit Sharing and 401(k) Plan (Registration No. 33-84796), and the American Eagle Outfitters, Inc. Registration Statement (Form S-3) (Registration No. 333-68875) of our report dated August 11, 2000 relating to the unaudited consolidated interim financial statements of American Eagle Outfitters, Inc. which is included in its Form 10-Q for the quarter ended July 29, 2000.

Pursuant to Rule 436 (c) of the Securities Act of 1933, our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

Pittsburgh, Pennsylvania
August 11, 2000